Exhibit 4.74

Limited Partnership Agreement

Of

Shouchuang Caifu Gengyin (Tianjin) Equity Investment

Fund Limited Partnership

Dated: October 15, 2012

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Limited Partnership Agreement

of

Shouchuang Caifu Gengyin (Tianjin) Equity Investment Fund

Limited Partnership

Shouchuang Huaxia (Tianjin) Equity Investment Fund Management Co., Ltd. (hereafter “Shouchuang Huaxia” or “General Partner”), Beijing Capital Group Co., Ltd. and Beijing Ninetowns Investment Co., Ltd. (hereafter collectively “Limited Partners”; together with General Partner, collectively “Partners”) have entered into this Limited Partnership Agreement (hereafter this “Agreement”) on October 15, 2012 in accordance with the Partnership Enterprise Law of the People’s Republic of China (hereafter the “Partnership Enterprise Law”) and other applicable laws and regulations to set up one limited partnership (hereafter the “Partnership”) on and subject to the terms and conditions as stated herein.

Chapter 1 Parties to this Agreement

1.1 Partners

The parties to this Agreement include the following partners:

1.1.1 General Partner, i.e. Shouchuang Huaxia (Tianjin) Equity Investment Fund Management Co., Ltd., registered on November 16, 2010; registered address: Room 257, Yujiabao Financial Zone Service Center, Zeng 1#, No.2 Shuixian Road, Binhai New District, Tianjin; legal representative: Liu Xiaoguang; registration number of business license of legal entity: 120116000009870.

1.1.2 Limited Partners, i.e. Beijing Capital Group Co., Ltd. (“Capital Group”) and Beijing Ninetowns Investment Co., Ltd. (“Ninetowns Investment”).

Chapter 2 General Information on the Partnership

2.1 Name

Name of the Partnership: Shouchuang Caifu Gengyin (Tianjin) Equity Investment Fund Limited Partnership

2.2	Nature

Name of the Partnership: limited partnership

2.3	Place of Business

Place of business of the Partnership: No. 301-3, Block B, Kuangshi International Building, Xiangluowan, CBD, Binhai New District, Tianjin

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2.4	Business Scope

Investments in non-listed companies, investments in private placements of listed companies and relevant consulting service.

2.5 Duration of the Partnership

The duration of the Partnership is ten (10) years, counted from the date when the business license is issued to the Partnership, unless the duration is extended or the Partnership is prematurely dissolved pursuant to the provisions hereof.

2.6 Purpose of the Partnership

The purpose of the Partnership is to invest in the shares, equity interests, business and assets of companies, enterprises or other economic organizations and engage in the other investment activities that conform to Chinese laws and regulations as the General Partner may deem appropriate in order bring economic benefits to the Partners.

Chapter 3 Capital Contributions and their Arrangement

3.1 Subscription for Capital Contributions

3.1.1 The total subscribed capital contributions of the Partnership are RMB RMB100 million (in words: RMB one hundred million) (hereafter “Total Subscribed Capital Contributions”). The capital contributions subscribed by all the Partners are as follows (unit: RMB yuan):

Partner	Domicile	Subscribed capital contribution	Method of contribution	Paid capital contribution	Term of payment
Shouchuang Huaxia	Room 257, Yujiabao Financial Zone Service Center, Zeng 1#, No.2 Shuixian Road, Binhai New District, Tianjin	RMB1 million	Money	RMB 200,000	No later than December 31, 2013

Capital Group	15F, Cuigong Restaurant, No.76 Zhichun Road, Shuangyushu, Haidian District, Beijing	RMB49.5 million	Money	—	No later than December 31, 2013

Ninetowns Investment	5F, 14# Building, 7# Zone, No.188 West Road, South Fourth Ring Road, Fengtai District, Beijing	RMB49.5 million	Money	RMB19.9 million	No later than December 31, 2013

Total	—	RMB100 million	—	RMB20.1 million	—

3.1.2 The General Partner has the right to determine the final Total Subscribed Capital Contributions depending on the actual conditions. With the consent of the General Partner, the Partners may increase or decrease their respective subscribed capital contributions.

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3.1.3 All the subscribed capital contributions of the Partnership shall be paid in cash in RMB. The Partnership shall not make any public offering of the fund by any means.

The capital of the Partnership shall be raised from the specific qualified investors with the capabilities of risk identification and risk toleration by means of private placement and shall not be directly or indirectly promoted to unspecific or disqualified investors by advertising on media (including various kinds of websites, posting bulletins in communities, distributing leaflets, sending SMS to the public or holding seminars and lectures or employing other public or disguised means (including placing the prospectus at the counters of commercial banks, securities companies, trust investment companies and other institutions). The capital raising person of the Partnership must keep investors fully informed of investment risks and possible investment losses and shall not make any undertaking to investors about no loss of the investment principal or a fixed investment income.

3.2 Term of Payment and Payment of Capital Contributions

3.2.1 Term of payment: the Partners shall make their respective capital contributions in full to the Partnership according to the notice about payment of capital contributions sent by the General Partner within the payment term of the Partnership.

3.2.2 Payment of capital contributions

Throughout the duration of the Partnership, the General Partner has the right to, from time to time, give to the Partners the notices demanding them to make corresponding capital contributions for the purpose of paying investment costs and the operating expense of the Partnership and complying with the other requirements of this Agreement or applicable laws and regulations. Each Partner shall make its capital contribution to the Partnership according to the notice about payment of capital contributions

3.2.3 Capital Verification

Immediately after the first installment of capital contributions is paid, the General Partner shall engage a qualified accounting firm to verify the capitals paid by the Partners and issue the capital verification report to the Partnership.

Chapter 4 Management of the Partnership

4.1	Limited Partners Not Participating in the Partnership’s Management

The Limited Partners of the Partnership shall not participate in the management of the Partnership, or carry on any business or execute any document in the name of the Partnership, or act on behalf of the Partnership.

4.2 Execution of Partnership Affairs

4.2.1 Partner Executing Partnership Affairs

General Partner (including Replacing General Partner) shall be the partner executing partnership affairs of the Partnership.

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4.2.2 Scope of Partnership Affairs

Subject to compliance with applicable laws as well as the relevant provisions of this Agreement, the General Partner shall have the right to execute the Partnership’s affairs and execute, deliver, accept and perform the legal documents related to the Partnership’s affairs in the name of the Partnership.

4.2.3 Replacement of the Partner Executing Partnership Affairs

Subject to the unanimous consent of all the Limited Partners, the Partnership’s partner executing the partnership affairs can be replaced with the other General Partner with the consent of all the Limited Partners (hereafter “Replacing General Partner”) if:

(1) the General Partner is dissolved for any reason or is declared bankrupt or its business license is revoked;

(2) the General Partner conducts any improper act as stipulated in the Partnership Enterprise Law in executing partnership affairs; or

(3) the General Partner causes severe losses to the Partnership due to any intentional act or gross negligence.

The replaced General Partner shall change to a Limited Partner or be removed from the Partnership from the date of the unanimous consent of all the Limited Partners to the replacement of the General Partner.

4.3 Investment Decision Committee

4.3.1 Composition of the Investment Decision Committee: the Partnership has its Investment Decision Committee. The Investment Decision Committee is composed of the persons appointed by the General Partner.

The Investment Decision Committee has seven (7) members, all of whom are appointed by the General Partner and the tenure of each member shall be ten (10) years. During the tenure of members, the General Partner has the right to replace them and the tenure of replacing members shall be the remaining portion of the tenure of replaced members.

4.3.2 Duties of the Investment Decision Committee

The Investment Decision Committee will examine the following matters of the Partnership and adopt resolutions:

(1) Investing in any investment project; (2) withdrawing from any investment project.

4.3.3 Discussion Method and Voting Method of the Investment Decision Committee

The Chairman of the Investment Decision Committee shall call and preside over the committee meetings. If the Chairman is unable or refuses to call and preside over a meeting, one member may be elected by more than one half of all the members to act on his behalf.

When the members of the Investment Decision Committee discuss any matter, each member has one vote and the proposal shall be approved with the consent of more than five (inclusive) members.

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4.4 Manager and Management Fee

4.4.1 Manager

General Partner shall also act as the manager of the Partnership.

4.4.2 Management Fee

During its duration, the Partnership shall pay to the manager the annual management fee, which is 2% of the Total Subscribed Capital Contributions of all the Partners.

The management fee shall be paid on quarterly basis and each payment shall be one fourth of the management fee for the then current year. During liquidation period, the Partnership will cease to pay any management fee to the manager.

4.5 The General Partner shall decide the following matters (but not limited to):

(1)To change the name of the Partnership;

(2)To change the business scope of the Partnership and the address of its principal place of business;

(3)To dispose of the real property of the Partnership;

(4) To establish the management team of the Partnership;

(5) To raise funds by means of private placement;

(6) To draw money from the Limited Partners;

(7) To decide whether or not to approve a Limited Partner to assign its property share in the Partnership;

(8) To decide whether or not to approve a Limited Partner to pledge its property share in the Partnership;

(9) To conduct the due diligence investigation and negotiations on investment projects;

(10) To make decisions on investment projects (to be exercised through the Investment Decision Committee);

(11) To manage investment projects and formulate the appropriate investment exit strategy;

(12)To decide on the distribution of investment income;

(13) To call and preside over the various meetings as stipulated in the limited partnership agreement;

(14) To disclose related information to limited partners;

(15) To select intermediary consulting agencies (including accounting firm providing audit service for the Partnership, law firm, appraisal firm, etc.) to

(16) To make publicity in the name of the Partnership;

(17) To manage the use of the property of the Partnership;

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(18) To designate the manager; and

(19) Other matters as stipulated in applicable laws and limited partnership agreement.

4.6 Risk constraint mechanism

(1) The Partnership may invest in its related parties, but when an investment decision is made, related parties shall stay away from the voting of such project investment. Related parties refer to Partners, members of the Investment Decision Committee and the enterprises directly or indirectly controlled by other management personnel.

(2) The investment made by the Partnership in a single project shall not exceed 50% of the Total Subscribed Capital Contributions to the Partnership, except with the unanimous consent of all the Partners.

(3) For each enterprise invested by the Partnership, the Partnership shall, depending on the situation, appoint directors and/or financial officer to such invested enterprise, supervise the progress of its business operations, regularly examine the financial analysis report submitted by the accounting firm and raise the advices on improving its operation mechanism.

4.7 The General Partner shall not, itself or together with others, operate any business that competes with the Partnership. Except with the unanimous consent of all the Partners, the General Partner shall not conduct any transaction with the Partnership.

4.8 Performance Incentive Mechanism

In addition to the management fee provided herein, the Partnership will pay the annual performance reward (remuneration) to the manager according to the percentages shown below. The reward for a period of less than one year will be determined on the basis of actual time proportion and the return on investment (ROI) converted accordingly.

Allocation Method of Manager’s Performance Incentive

Range of annual ROI	Proportion of fund manager’s remuneration in excess income
≤8%	0%
8%-15% (inclusive)	10%
15%-25% (inclusive)	20%
25%-35% (inclusive)	30%
≥35%	40%

Chapter 5 Distribution of Profits, Sharing of Losses and Sharing of Responsibilities

5.1 Distribution of Profits and Sharing of Losses

The profits of the Partnership will be distributed in proportion to the respective actual capital contributions of all the Partners. The losses of the Partnership will be covered by its assets, but the losses in excess of the assets of the Partnership shall be shared by all the Partners in proportion to their respective subscribed capital contributions.

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5.2 Sharing of Responsibilities

The Partnership shall assume the responsibility for its debts to the extent of all its property. The Limited Partners shall assume the responsibility for the debts of the Partnership to the extent of their respective subscribed capital contributions. The General Partner shall assume the unlimited joint responsibility for the debts of the Partnership.

Chapter 6 Withdrawal, Admission and Identity Change

6.1 Assignment

Each Limited Partner may assign its interests in the Partnership to any third party other than the Partners by prior forty (40) days written notice to the other Partners. Under equal conditions, the other Partners shall have the preemptive right. Each Limited Partner may assign its interests to any of its related parties.

The General Partner shall not assign all or part of its interests in the Partnership, except with the unanimous consent of all the Partners.

6.2 Admission

Upon founding of the Partnership, the admission of a new partner shall be subject to the approval by the General Partner, as provided herein.

When a new partner is admitted to the Partnership, the General Partner shall faithfully inform the new partner of the business operation and financial conditions of the Partnership.

Except as otherwise provided herein or agreed by the parties, the new partners shall enjoy the same rights and bear the same responsibility as other partners of the same type pursuant to this Agreement. New limited partners shall assume the responsibility for the debts of the Partnership prior to their admission to the Partnership to the extent of their respective subscribed capital contributions.

6.3 Withdrawal

6.3.1 General Partner

Except as replaced pursuant to this Agreement, the General Partner shall not withdraw from the Partnership within its duration, except with the unanimous consent of all the Partners.

6.3.2 Limited Partners

(1) General Principle

No Limited Partner may withdraw from the Partnership, except with the unanimous consent of all the Partners, as provided herein.

(2) Natural Withdrawal

Where any partner is under any of the following circumstances, the said partner shall be deemed to have withdrawn naturally from the Partnership and the date of the actual occurrence of the cause for withdrawal shall be the effective date of withdrawal:

(a) its business license is revoked, or it is ordered to be closed down or revoked or is declared bankrupt in accordance with law;

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(b) it loses the relevant qualifications of a partner as required by Chinese laws r as stipulated in this Agreement; or

(c) its entire property share in the Partnership has been enforced by the people’s court.

(3) Withdrawal for no succession

Upon the division, merger or dissolution for any reason of one Limited Partner, this Limited Partner shall be deemed to withdraw from the Partnership if:

(a) the heir is unwilling to become a partner and obtains the consent of the General Partner;

(b) the heir has not obtained the qualifications of a partner as required by Chinese laws r as stipulated in this Agreement;; or

(c) any other circumstances as stipulated in this Agreement, under which the heir is ineligible to become a partner.

(d) the General Partner refuses to accept the heir’s qualification as a partner.

(4) Withdrawal Procedures of Limited Partners

(a) When a Limited Partner withdraws from the Partnership, it shall notify all the Partners in advance and obtain the unanimous consent of all the Partners.

(b) Subject to the unanimous consent of all the Partners to the withdrawal by such Partner from the Partnership, the other Partners shall, on the basis of the property status of the Partnership at the time of withdrawal, make a settlement and return the property share to such withdrawing Partner. If such withdrawing Partner is liable to compensate the losses incurred by the Partnership, the amount of compensation shall be deducted from the aforesaid property share.

(c) If there is any pending partnership affair at the time of withdrawal from the Partnership, the settlement shall not be made until it is finished.

(5)	Assumption of Responsibility

After a Limited Partner withdraws from the Partnership, it shall, to the extent of the property it takes back from the Partnership at the time of withdrawal, assume the responsibility for the debts incurred by the Partnership prior to its withdrawal.

6.3 Removal

Where a Partner is under any of the following circumstances, it may be removed from the Partnership upon the unanimous consent of the other Partners:

(1) it causes any loss to the Partnership due to any intentional act or gross negligence;

(2) the General Partner conducts any improper act in executing the partnership affairs;

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(3) other causes as stipulated in this Agreement occur; or

(4) it fails to perform the obligation to make capital contributions;

A written notice of the resolution on the removal of a Partner shall be sent to the removed Partner. The removal shall take effect on the date when the removed Partner receives the removal notice and the Removed Partner shall withdraw from the Partnership. Where the removed Partner challenges the removal resolution, it may initiate a lawsuit to the people’s court within thirty (30) days of receiving the removal notice.

6.4 Identity Change

Unless the replaced General Partner changes to a Limited Partner upon the unanimous consent of all the Limited Partners, the General Partner or the Replacing General Partner shall not change to a Limited Partner. A Limited Partner shall not change to the General Partner.

Chapter 7 Dissolution and Liquidation

7.1 Dissolution

Under any of the following circumstances, the Partnership shall be dissolved and go into the liquidation proceedings pursuant to the provisions of this Chapter:

(1) its duration expires and the General Partner decides not to operate it any longer or the extended term expires;

(2) within thirty (30) working days after the occurrence of the cause for the replacement of the General Partner as stipulated herein, all the Limited Partners fail to determine the Replacing General Partner;

(3) thirty (30) days have passed since the number of partners fails to reach the quorum;

(4) the aim of partnership as stipulated in the partnership agreement has been reached or is unable to be reached;

(5) its business license is revoked, or it is ordered to be closed down or is revoked in accordance with law; or

(6) all the Partners make a decision to dissolve it;

(7) other reasons as provided for by Chinese laws.

7.2 Liquidation

7.2.1 Liquidator

When the Partnership is dissolved, it shall be liquidated by the liquidator. During liquidation period, the Partnership shall exist, but it shall not engage in any business activity that is not related to liquidation. During liquidation period, the Partnership shall cease to pay any management fee to the manager.

The General Partner shall act as the liquidator.

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The liquidator shall execute the following affairs during the process of liquidation:

(1) to liquidate the properties of the Partnership, and prepare the balance sheet and the property list;

(2) to dispose of the pending affairs of the Partnership that are related to the liquidation;

(3) to pay off taxes payable;

(4) to liquidate claims and debts;

(5) to dispose of the remaining properties after the Partnership repays its debts; and

(6) to take part in lawsuits or arbitrations on behalf of the Partnership.

7.2.2 Public Announcements

The liquidator shall, within ten (10) days from the decision of dissolution, inform the creditors of the relevant matters of dissolution and make a public announcement on newspapers within sixty (60) days. The creditors shall, within thirty (30) days of receiving a notice or within forty (45) days from the announcement date if they fail to receive a notice, declare their claims to the liquidator. When declaring their claims, the creditors shall state the relevant matters of the claims and submit supporting materials. And the liquidator shall record the claims.

7.2.3 Order of Distribution of Liquidation Property

After the liquidation expenses, wages of employees, social insurance premiums, statutory compensations, outstanding taxes and debts are paid off from the property of the Partnership, the remaining property (“Liquidation Property”) shall be distributed in proportion to the respective actual capital contributions of the Partners.

7.2.4 Cancellation of Registration

After the liquidation ends, the liquidator shall prepare a liquidation report, which shall, within fifteen (15) days after the liquidation report is affixed with the signatures and seals of all the Partners, be submitted to the enterprise registration authority for cancelling the registration of the Partnership.

7.2.5 Subsequent Liability

Following the cancellation of the Partnership, the former General Partner shall still bear the unlimited joint responsibility for the debts incurred during the existence of the Partnership.

Where the Partnership is unable to pay off its debts as and when they fall due, the creditors may apply to the people’s court for bankruptcy liquidation in accordance with law, or may request the General Partner to make repayments. Where the Partnership is declared bankrupt in accordance with law, the General Partner shall still bear the unlimited joint responsibility for the debts of the Partnership.

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Chapter 8 Defaulting Liability

8.1 Defaulting Liability

(1) Except as otherwise provided herein, if any Partner breaches the provisions of this Agreement and as a result thereof, the Partnership or any other Partners suffers from losses, the breaching Partner shall be held liable for all such losses.

(2) If, during the execution of the partnership affairs, the General Partner breaches any obligation hereunder, or keeps for its own the interests attributable to the Partnership, or embezzles the property of the Partnership by other means, the General Partner shall return any such interests and property to the Partnership, along with the use fee, and bear the defaulting liability to the Limited Partners according to the provisions hereof; where the Partnership or other Partners suffer from losses as a result thereof, the General Partner shall also be liable for all such losses and the additional costs thus incurred by the Partnership or other Partners.

Chapter 9 Governing Law and Dispute Resolution

9.1 Governing Law

This Agreement, including, but not limited to, its validity, interpretation and performance as well as resolution of disputes arising from this Agreement, shall be governed by the laws of the People’s Republic of China.

9.2 Dispute Resolution

Any dispute or claim arising from or in connection with this Agreement shall be first resolved by the parties hereto through friendly negotiations. If efforts to negotiate have failed for any reason within thirty (30) days after any party makes a written request for negotiations according to the provisions of this Chapter, any party shall have the right to refer such dispute to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration in Beijing in accordance with CIETAC’s arbitration rules then in effect.

Chapter 10 Miscellaneous

10.1 Effectiveness

This Agreement shall become effective on and as of the date first above written when it is signed and/or sealed by the parties hereto.

10.2	Amendments

This Agreement (including its exhibits) shall not be amended without the prior consent of the General Partner. If any amendment may incur any additional financial obligation or responsibility to any Limited Partner or change the distribution method and order or result in any discriminatory treatment to such Limited Partner or have a material adverse effect on the rights of such Limited Partner, then such amendment shall be subject to the consent of such Limited Partner.

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10.3 Exhibits

All the appendixes, schedules, documents and exhibits attached hereto as well as the amendments made thereto form an integral part of this Agreement and have the same legal force and effect as the main body of this Agreement.

10.4 Counterparts

This Agreement is executed in eight originals, with one to be retained by each of the Partners and the others to be kept and used by the General Partner to complete the relevant registration and filing procedures. All the originals shall have the same legal effect.

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This Limited Partnership Agreement of Shouchuang Caifu Gengyin (Tianjin) Equity Investment Fund Limited Partnership was signed by the three parties below on October 15, 2012 in Beijing:

Shouchuang Huaxia (Tianjin) Equity Investment Fund Management Co., Ltd.

[Seal]

Legal representative:

Beijing Capital Group Co., Ltd.

[Seal]

Legal representative:

Beijing Ninetowns Investment Co., Ltd.

[Seal]

Legal representative:

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